EXECUTION COPY

STOCKHOLDER AGREEMENT

by and between

THE AES CORPORATION

and

TERRIFIC INVESTMENT CORPORATION

Dated as of March 12, 2010

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation and Rules of Construction	5

ARTICLE II

VOTING RIGHTS; BOARD REPRESENTATION; DIVIDENDS; CORPORATE OPPORTUNITIES

Section 2.1	Voting of Shares	6
Section 2.2	Irrevocable Proxy	7
Section 2.3	Board Representation	7
Section 2.4	Dividends	8
Section 2.5	Corporate Opportunities	8

ARTICLE III

STANDSTILL AND CERTAIN PROHIBITED TRANSACTIONS

Section 3.1	Standstill	9
Section 3.2	Standstill Exceptions	9
Section 3.3	Obligation to Divest	10
Section 3.4	Short Sales	11

ARTICLE IV

TRANSFER

Section 4.1	Transfer of Common Stock	11
Section 4.2	Transfer of Shares of the Investor	12
Section 4.3	Right of First Offer	12
Section 4.4	Termination of Article IV	13

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1	Company Sale of Covered Securities	13
Section 5.2	Notice	14
Section 5.3	Purchase Mechanism	14
Section 5.4	Limitation of Rights	15
Section 5.5	Termination of Preemptive Rights	15

ii

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT, dated as of March 12, 2010 (this “Agreement”), is by and between The AES Corporation, a Delaware corporation (“Company”), and Terrific Investment Co. Ltd., a corporation organized under the laws of the People’s Republic of China (“Investor”) and a direct wholly-owned subsidiary of China Investment Corporation (“CIC”).

W I T N E S S E T H:

WHEREAS, the Company and the Investor have entered into a Stock Purchase Agreement, dated November 6, 2009 (as it may be amended from time to time) (the “Purchase Agreement”), pursuant to which, the Investor is, concurrent herewith, purchasing and acquiring from the Company, and the Company is issuing to the Investor 125,468,788 shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of the Company; and

WHEREAS, the Company and the Investor desire to set forth their respective obligations in connection with the Investor’s ownership of the Shares.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions herein and intending to be legally bound, the parties hereto, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons ; provided, however, that Huijin and its Subsidiaries shall be deemed not to be Affiliates of the Investor unless with respect to actions relating to securities of the Company, Huijin and its Subsidiaries are acting at the direction of the Investor or its Affiliates (other than Huijin and its Subsidiaries); and provided further, that a Person shall not be considered to be an Affiliate of another Person due to common control of such Person and another Person, whether direct or indirect, by a government or Governmental Authority.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning.

“Board” means the Board of Directors of the Company.

“Board Representative” shall have the meaning set forth in Section 2.3(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Beijing, China. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Change of Control” shall have the meaning set forth in Section 4.1(e).

“China” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“CIC” shall have the meaning set forth in the Preamble.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.1(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, between CIC and the Company, dated as of September 15, 2009.

“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Securities” means the Common Stock and any securities convertible into or exercisable or exchangeable for Common Stock that are not Excluded Securities.

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Demand Registration” shall have the meaning set forth in Section 6.1(a).

“Designated Securities” shall have the meaning set forth in Section 5.2.

“Economic Interest Percentage” means, with respect to any Person as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock Beneficially

Owned by such Person (treating any convertible securities of the Company that are Beneficially Owned by such Person or its Affiliates as fully converted into the underlying Common Stock) divided by (ii) the Fully Diluted Shares; provided, however, for purposes of calculating Investor’s Economic Interest Percentage, the Fully Diluted Shares shall not include any Covered Securities issued after the date hereof pursuant to any share issuance in which the Investor did not have the right to participate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means any securities that are (i) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity or otherwise, to or for the benefit of any employees, potential employees, officers or directors of the Company, (ii) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, (iii) issued with reference to the Common Stock of a subsidiary (i.e., a carve-out transaction), or (iv) issued in connection with a dividend investment or stockholder purchase plan.

“Fully Diluted Shares” means all outstanding shares of Common Stock and all shares of Common Stock issuable in respect of securities convertible into or exchangeable or exercisable for shares of Common Stock, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Group” shall have the meaning set forth in Section 3.2(b)(ii).

“Huijin” means Central Huijin Investment Ltd.

“Indemnified Parties” shall have the meaning set forth in Section 6.6.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Rights Termination Event” shall be deemed to have occurred if, at the close of any Business Day following the date hereof, the Economic Interest Percentage of the Investor is 5% or less.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Lockup Date” shall have the meaning set forth in Section 4.1(a).

“Maximum Offering Size” shall have the meaning set forth in Section 6.1(d).

“Offer Shares” shall have the meaning set forth in Section 4.3(a).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Private Placement” shall have the meaning set forth in Section 5.3(b).

“Prohibited Person” means any Person that (i) appears on any list issued by an applicable Governmental Authority or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargoes, or (ii) directly or indirectly, or together with its Affiliates, owns or operates electric generating assets having an aggregate generating capacity greater than one-third of the aggregate generating capacity of the Company’s electric generating assets.

“Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Qualified Nominee” shall have the meaning set forth in Section 2.3(a).

“Qualified Offering” means a public or nonpublic offering of Covered Securities (other than Excluded Securities) solely for cash.

“Registrable Securities” means the Shares held by the Investor from time to time. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement covering resales of such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) all Demand Registrations and Short-Form Registrations have been effected pursuant to Article VI, (iii) such securities have been disposed of pursuant to Rule 144 of the Securities Act, or (iv) such Registrable Securities cease to be outstanding.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) SEC and securities exchange registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith, and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) reasonable fees and disbursements of counsel to the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 6.4(h)), (vi) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees, out-of-pocket costs and expenses of the Investors, including one counsel for the Investor, provided that such fees shall not exceed $100,000, (viii) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (ix) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (x) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xi) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, and (xii) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 6.4(m).

“ROFO Option Period” shall have the meaning set forth in Section 4.3(b).

“ROFO Price” shall have the meaning set forth in Section 4.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Recitals.

“Short-Form Registration” shall have the meaning set forth in Section 6.1(h).

“Standstill Interest” means, for any date, 15 % of the then-outstanding Fully Diluted Shares.

“Subject Shares” shall have the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any Affiliate of such Person that is controlled by such Person.

“Transfer” shall have the meaning set forth in Section 4.1(a).

“Voting Securities” shall have the meaning set forth in Section 2.1(c).

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Recital, Section or Exhibit, such reference is to an Article, Recital or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

VOTING RIGHTS; BOARD REPRESENTATION; DIVIDENDS; CORPORATE OPPORTUNITIES

Section 2.1 Voting of Shares.

(a) Subject to Section 2.1(b), the Investor shall have full voting rights with respect to the Shares pursuant to the Company’s certificate of incorporation and by-laws and applicable Law.

(b) The Investor hereby agrees that, until such time as an Investor Rights Termination Event has occurred, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof (a “Company Stockholders’ Meeting”), or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company:

(i) the Investor shall appear at such Company Stockholders’ Meeting or otherwise cause all Subject Shares to be counted as present thereat for the purpose of establishing a quorum, and

(ii) with respect to any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company (x) for the election of directors of the Company (or relating to procedures applicable to the election of directors) or (y) relating to equity incentive plans or other employee or director compensation matters, the Investor shall vote and cause to be voted all Subject Shares in the manner recommended by the Board at any such Company Stockholders’ Meeting or under any such other circumstances upon which a vote, consent or other approval (including by written consent) is sought; it being acknowledged and agreed that the Investor may vote or cause to be voted (or withhold its vote in respect of) all Subject Shares on all other matters (other than those described in the foregoing clauses (x) and (y)) in such manner as it determines in its sole and absolute discretion.

(c) For purposes of this Agreement: (i) “Subject Shares” means, at any given time, such Voting Securities as the Investor may directly or indirectly beneficially own at such time; and (ii) “Voting Securities” means securities of the Company having the power generally to vote on the election of directors and other matters submitted to a vote of stockholders of the Company.

Section 2.2 Irrevocable Proxy.

(a) As security for the Investor’s obligations under Section 2.1, the Investor hereby irrevocably constitutes and appoints the Company as its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and re-substitution, to cause all shares of Common Stock Beneficially Owned by it to be counted as present at any Company Stockholders’ Meeting, to vote all shares of Common Stock Beneficially Owned by it at any Company Stockholders’ Meeting, and to execute consents in respect of all shares of Common Stock Beneficially Owned by it as, and solely in respect of the matters, provided in Sections 2.1(b)(ii)(x) and 2.1(b)(ii)(y). The Investor hereby revokes all other proxies and powers of attorney with respect to the shares of Common Stock Beneficially Owned by it that it may have heretofore appointed or granted, and represents that any proxies heretofore given in respect of all shares of Common Stock Beneficially Owned by it, if any, are revocable.

(b) The Investor hereby affirms that the irrevocable proxy set forth in this Section 2.2 is coupled with an interest and shall remain in effect for the duration of this Agreement, and, except as set forth in this Section 2.2, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then the Investor agrees to vote all shares of Common Stock Beneficially Owned by it in accordance with Section 2.1 above.

(c) This irrevocable proxy shall not be terminated by any act of the Investor or by operation of Law, except that this irrevocable proxy shall terminate upon the occurrence of an Investor Rights Termination Event.

Section 2.3 Board Representation.

(a) Upon the later of (x) forty-five (45) days following the Closing or (y) designation by the Investor to the Company of a Qualified Nominee, (i) the Company shall increase the size of the Board by one director and (ii) the Board shall fill this vacancy with one person designated by the Investor who shall be reasonably acceptable to the Board and shall meet all qualifications required by written policy of the Company, including, without limitation, the Board, the Nominating and Governance Committee of the Board and the ethics and compliance program of the Company, in effect from time to time that apply to all nominees for the Board (a “Qualified Nominee”).

(b) Until the occurrence of an Investor Rights Termination Event, (i) at each annual meeting of the stockholders of the Company, the Board shall nominate and recommend for election one Qualified Nominee designated by the Investor to serve as a director on the Board (the “Board Representative”) and shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board (it being understood that such Qualified Nominee shall not be in addition to the person designated by the Investor and serving on the Board pursuant to Section 2.3(a) above, and that the Investor’s right to designate a Qualified Nominee to serve on the Board at any given time shall be limited to one person); provided that such efforts will not require the Company to postpone its annual meeting of stockholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board, including that the Company will not be obligated to pay extraordinary costs with regard to the election of such Qualified Nominee as director and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Investor, the Board shall elect as a director to fill the vacancy so created a Qualified Nominee designated by the Investor to fill such vacancy.

(c) The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as the other members of the Board. The Company shall notify the Board Representative of all regular and special meetings of the Board and shall notify the Board Representative of all regular and special meetings of any committee of the Board of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members.

Section 2.4 Dividends. The Investor shall be entitled to full dividends as a holder of Shares of Common Stock as and when declared and paid by the Company in accordance with the Company’s certificate of incorporation and by-laws and applicable Law.

Section 2.5 Corporate Opportunities. Except as may otherwise be agreed between the Investor and the Company, the Company expressly acknowledges and agrees that (i) the Investor (including each employee, director and Affiliate of the Investor) has the right to, and shall have no duty not to, directly or indirectly (x) engage in similar business activities or lines of business as the Company, or (y) do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries, (ii) in the event that the Investor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, the Investor shall have no duty to communicate or present such corporate opportunity to the Company, and (iii) the Company expressly disclaims any expectation in such corporate opportunity.

ARTICLE III

STANDSTILL AND CERTAIN PROHIBITED TRANSACTIONS

Section 3.1 Standstill. From and after the date hereof and until an Investor Rights Termination Event, the Investor shall not and shall not permit its Affiliates to, without the prior written consent of the Company:

(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any material Subsidiary thereof, or of any successor to the Company, or any material assets of the Company or any material Subsidiary or division thereof or of any such successor other than as expressly provided herein;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of the Company;

(c) form, join or in any way participate in a Group, in connection with any of the foregoing;

(d) tender any shares of Common Stock Beneficially Owned by the Investor or its Affiliates to a third party which makes or intends to make an unsolicited acquisition proposal to the Company or provide debt or other financing in connection with such unsolicited proposal; or

(e) grant any proxy to a third party in respect of any shares of Common Stock Beneficially Owned by the Investor or its Affiliates, except as provided in Section 2.2 hereof; provided, however, that the Investor shall be permitted to grant a proxy to a third party who has expressly agreed in writing to be bound by the terms of this Article III.

Section 3.2 Standstill Exceptions.

(a) Notwithstanding Section 3.1, from and after the date hereof, (i) the Investor or its Affiliates may acquire Beneficial Ownership of additional shares of Common Stock in the open market in the ordinary course of business consistent with past practice and solely for investment purposes up to an aggregate maximum amount over the term of this Agreement equal to 1% of the outstanding Common Stock of the Company at any given time, and (ii) at any time during the term of this Agreement (subject to applicable Law), the Investor or its Affiliates may acquire Beneficial Ownership of additional shares of Common Stock in the open market, if after giving effect to any acquisition of Beneficial Ownership of additional shares of Common Stock, the number of shares of Common Stock Beneficially Owned by the Investor and its Affiliates would not exceed the Standstill Interest, without regard to whether such purchases are made in the ordinary course of business consistent with past practice and solely for investment purposes. (b) Notwithstanding anything herein to the contrary, Section 3.1 shall not prohibit:

(i) any purchase of securities of the Company made by the Investor pursuant to, and in accordance with, its preemptive rights set forth in Article V;

(ii) any trading or investment activities of any unaffiliated third-party external investment manager of the Investor or its Affiliates who acts in its sole discretion and who is not otherwise acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) (a “Group”) with the Investor or its Affiliates that purchases securities of the Company on behalf of the Investor or its Affiliates in the ordinary course of the manager’s investment management functions and without direction to do so from the Investor and/or its Affiliates; provided, that neither the Investor nor any of its directors, officers, employees or professional advisors shall, directly or indirectly, communicate, disseminate or otherwise disclose confidential information relating to the Company and its Subsidiaries to such external investment managers;

(iii) the Investor or its Affiliates from engaging in hedging activities involving index-linked instruments, provided that securities of the Company represent not more than 10% of the underlying index; or

(iv) the acquisition of any Common Stock pursuant to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary dividends, reorganization, recapitalization, reclassification, combination, exchange of shares with the Company or other like change with respect to Common Stock.

Section 3.3 Obligation to Divest. If at any time the Investor or any of its Affiliates or the Company or any of its Affiliates becomes aware that the Investor and its Affiliates Beneficially Own, in the aggregate, shares of Common Stock representing more than the Standstill Interest (other than to the extent the same is a result of events other than any purchases of securities by the Investor and/or its Affiliates prohibited by Section 3.1 above), then the Investor and its Affiliates shall, as soon as is reasonably practicable, take all action reasonably necessary (including, without limitation, selling Common Stock on the open market (subject to compliance with the last sentence of this Section 3.3) or to the Company or any of its Affiliates) to reduce the number of shares of Common Stock Beneficially Owned by them to a number that results in the Investor and its Affiliates (collectively) Beneficially Owning Common Stock representing no more than the Standstill Interest, and solely to the extent required to comply with this Section 3.3, the Transfer restrictions set forth in Section 4.1 below shall not apply but such Transfer shall be subject to the provisions of Section 4.3 without regard to the 5% threshold set forth therein.

Section 3.4 Short Sales. During the period from the date hereof and through the later of (i) the Lockup Date and (ii) the occurrence of an Investor Rights Termination Event, the Investor shall not, and shall not permit its Affiliates to, without the prior written consent of the Company, directly or indirectly effect any short sale of the Common Stock Beneficially Owned by the Investor or its Affiliates.

ARTICLE IV

TRANSFER

Section 4.1 Transfer of Common Stock.

(a) Subject to Section 4.1(d), the Investor shall not, shall cause its Affiliates not to, directly or indirectly, transfer, sell, hedge, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of (including through the sale or purchase of options or other derivative instruments with respect to the Common Stock or otherwise) by operation of Law or otherwise (any such occurrence, a “Transfer”) (other than a Transfer (i) permitted in accordance with subsection (b) or (d) below or (ii) required by, and in accordance with, Section 3.3 above), all or any portion of the Shares, or their economic interest therein, prior to the date that is 12 months following the date hereof (such date, the “Lockup Date”) without the prior written consent of the Company.

(b) Subject to Section 4.1(d), after the Lockup Date, the Investor shall not, and shall cause its Affiliates not to, Transfer all or any portion of the Shares, except (i) pursuant to its registration rights set forth in Article VI in a widely-distributed Public Offering, (ii) pursuant to Rule 144 of the Securities Act, (iii) pursuant to Section 3.3 above, (iv) to the Company pursuant to Section 4.3 below, or (v) pursuant to any other exemption from registration under the Securities Act after compliance with Section 4.3 below.

(c) Any Transfer pursuant to Section 4.1(b) shall be subject to the following limitations:

(i) Without limiting the other provisions of this Article IV, the Investor shall not, without the prior written consent of the Company, knowingly dispose or agree to dispose (directly or indirectly, or pursuant to any series of related transactions intentionally structured to circumvent the provisions of this Article IV) of all or any portion of its shares of Common Stock, in one or a series of transactions (other than as described in Section 4.1(b)(i) or (ii) above), to any Person that at the time of the disposition is a Prohibited Person.

(ii) The Investor shall not dispose of or agree to dispose of 5% or more of the shares of Common Stock to a single Person or Group, directly or indirectly, in a single transaction or a series of related transactions, unless such Person or Persons execute a Joinder Agreement, substantially in the form attached hereto as Exhibit A, agreeing to abide by Article III and Section 2.1 of this Agreement; provided, however that an underwriter, broker-dealer or registered agent shall not be considered as a Person or a member of a Group for purposes of this Section 4.1(c)(ii).

(d) Notwithstanding the foregoing, the Investor may at any time:

(i) Transfer shares of Common Stock owned by the Investor to an Affiliate; provided, that prior to any Transfer pursuant to this Section 4.1(d)(i), such transferee shall have agreed in writing to be bound by the terms of this Agreement pursuant to documentation reasonably satisfactory to the Company; and provided, further, that no Transfer pursuant to this Section 4.1(d)(i) shall relieve any transferor from any liability for damages incurred or suffered by the Company as a result of any breach of this Agreement by such transferor;

(ii) Transfer a maximum aggregate number of shares of Common Stock during the term of this Agreement constituting not more than 1% in the aggregate of the Company’s total outstanding shares of Common Stock at any given time; provided, that such Transfers are made in the open market pursuant to ordinary brokerage transactions;

(iii) tender its Shares pursuant to a tender offer for the Common Stock that has been affirmatively recommended by a majority of the Board; or

(iv) Transfer its Shares pursuant to a merger that has been affirmatively recommended or approved by a majority of the Board.

(e) Notwithstanding anything to the contrary herein, the restrictions on Transfer set forth in this Section 4.1 shall terminate upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any Person or any Group of Beneficial Ownership of at least a majority of all outstanding voting securities of the Company (calculated on a fully-diluted basis), or (ii) the reorganization, merger or consolidation of the Company with respect to which all of the Persons who were the respective Beneficial Owners of the Company’s securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the aggregate outstanding securities of the Company resulting from such reorganization, merger or consolidation.

Section 4.2 Transfer of Shares of the Investor. Investor agrees that, from the date hereof until such date on which neither the Investor nor its Affiliates Beneficially Own any shares of Common Stock, 100% of the outstanding capital stock of the Investor and/or any Affiliate to which any Shares have been transferred pursuant to Section 4.1(d), will be owned directly or indirectly by CIC.

Section 4.3 Right of First Offer.

(a) In the event that the Investor or its Affiliates desires to sell Shares pursuant to Section 4.1(b) (other than Section 4.1(b)(i) or 4.1(b)(ii)) in an amount constituting more than 5% of the issued and outstanding shares of Common Stock in a single or series of related transactions, the Investor shall first offer such Shares for purchase by the Company by promptly notifying the Company in writing of such offer, setting forth the number of Shares proposed to be sold (the “Offer Shares”), the terms and conditions of sale, and the price or method of determining such price (the “ROFO Price”).

(b) The Company shall have up to a period of twenty (20) days (the “ROFO Option Period”) after the receipt of such notice within which to notify the Investor in writing that it wishes to purchase the Offer Shares at the ROFO Price and upon the terms and conditions set forth in the Investor’s notice. If the Company gives such written notice within the ROFO Option Period then it shall have thirty (30) days after it gives such notice to do all things necessary to consummate such acquisition of the Offer Shares, including entering into agreements relating to such acquisition. The Investor shall cooperate with the Company in obtaining all consents and approvals necessary to consummate the acquisition and shall execute and deliver such customary agreements as may be reasonably requested by the Company. If the Company receives such consents and approvals and enters into such agreements as are necessary to consummate such acquisition of the Offer Shares, then the Investor and its Affiliates, as applicable, shall be obligated to sell to the Company, and the Company shall be obligated to purchase from the Investor and its Affiliates, as applicable, the Offer Shares at the price and on the terms and conditions set forth in the Investor’s notice.

(c) If the Company does not give written notice to the Investor within the ROFO Option Period or notifies the Investor in writing that it does not wish to purchase the Offer Shares, the Investor shall be free to secure a bona fide offer for the Offer Shares from a third party and sell the Offer Shares to such third party at a price equal to or greater than the ROFO Price, provided, that (i) such sale to the bona fide third party is consummated within ninety (90) days after the expiration of the ROFO Option Period at a price and upon the same terms and conditions, no more favorable to the third party than were set forth in the Investor’s notice to the Company (it being agreed by the Investor that if such sale is not consummated within such 90-day period, the Investor must re-commence the procedures provided in this Section 4.3 if it wishes to sell the Shares), (ii) the Investor notifies the Company in writing of the name, address, telephone number and fax number of the transferee, along with the names and/or title of a “contact person” at such transferee, and (iii) the transferee of the Investor and its Affiliates executes a counterpart copy of this Agreement and thereby agrees prior to the sale, to be bound by all of the terms and provisions of this Agreement, as though it were the Investor.

Section 4.4 Termination of Article IV. Notwithstanding anything to the contrary contained herein, this Article IV shall terminate upon an Investor Rights Termination Event.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1 Company Sale of Covered Securities. If the Company offers to sell Covered Securities in a Qualified Offering, the Investor shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, up to an amount equal to the total number of shares or other units of Covered

Securities being offered multiplied by the Investor’s then-current Economic Interest Percentage; provided, however, that this Section 5.1 shall not apply to any Qualified Offering the gross proceeds of which, together with the aggregate gross proceeds of any other Qualified Offering of Covered Securities after the date hereof, do not exceed $50 million.

Section 5.2 Notice. From time to time, the Company shall advise the Investor of potential Qualified Offerings of Covered Securities reasonably in advance as may be practicable under the circumstances. In the event the Company intends to make a Qualified Offering of Covered Securities, the Company shall give Investor written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering), describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same. The Investor shall have five Business Days from the time of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Covered Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1 (the “Designated Securities”), provided, however, that if the Company intends to make a Qualified Offering of Covered Securities of a type that customarily have a shorter period of time to effectuate the offering, the Company shall (or shall cause its agents to) offer the Investor the same period of time that it offers any other investor to make a investment decision with respect to any such offer, and, provided, further, that the Company shall advise the Investor of expected issuances subject to the Investor’s preemptive rights under this Article V as reasonably in advance as may be practicable under the circumstances (it being acknowledged and agreed that the Investor shall not trade in the securities of the Company based upon any information relating to such expected issuances). Such notice shall constitute a non-binding indication of interest of the Investor to purchase the Designated Securities so specified (or a proportionately lesser amount if the amount of Covered Securities to be offered in such offering is subsequently reduced) upon the price or at the range of prices and other terms set forth in the Company’s notice to it. The failure to respond during such period shall constitute a waiver of preemptive rights in respect of such offering. The failure of the Investor to agree to such terms within such period shall constitute a waiver of the Investor’s preemptive rights in respect of such offering.

Section 5.3 Purchase Mechanism.

(a) If the Investor exercises its preemptive purchase rights provided in Section 5.2 in connection with an underwritten public offering, the Company shall offer the Investor, if such underwritten public offering is consummated, the Designated Securities (as adjusted to reflect the actual size of such offering when priced) at the same price as the Covered Securities are offered to the investors in such offering and shall provide written notice of such price to the Investor as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering, the Investor shall, if it continues to wish to exercise its preemptive rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging the Investor’s binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of the Investor that are customary in private placement transactions and, in any event, no less favorable to the Investor than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of preemptive rights in respect of such offering. Any offers and sales pursuant to this Article V in the context of a registered public offering shall be also conditioned on reasonably acceptable representations and warranties of the Investor regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities laws.

(b) If the Investor exercises its preemptive rights provided in Section 5.2 in connection with a Qualified Offering of Covered Securities that is not an underwritten public offering (a “Private Placement”), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the Company and the Investor shall agree in writing; provided that the actual amount of Covered Securities to be sold to the Investor pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of the Investor (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, the Investor shall, if it continues to wish to exercise its preemptive rights with respect to such offering, execute an agreement containing representations, warranties and agreements of the Investor that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement.

Section 5.4 Limitation of Rights. Notwithstanding the above, nothing set forth in this Article V shall confer upon the Investor the right to purchase any securities of the Company other than Designated Securities.

Section 5.5 Termination of Preemptive Rights. Notwithstanding anything to the contrary contained herein, this Article V shall terminate upon an Investor Rights Termination Event.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Demand Registration.

(a) If at any time after the Lockup Date, the Company shall receive a written request from the Investor that the Company effect the registration under the Securities Act of all or any portion of the Registrable Securities specified in such written request (a “Demand Registration”), specifying the information set forth under Section 6.4(i), then the Company shall use its commercially reasonable efforts to effect, as expeditiously as reasonably practicable, subject to the restrictions in Section 6.1(e), the registration under the Securities Act of the Registrable Securities for which the Investor has requested registration under this Section 6.1, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided, that the Company shall not be required to effect (i) more than one such Demand Registration in any six month period and (ii) more than two (2) such Demand Registrations in total.

(b) At any time prior to the effective date of the registration statement relating to such registration, the Investor may revoke such Demand Registration request by providing a notice to the Company revoking such request, provided, that such Demand Registration shall count as having been effected for purposes of the proviso to Section 6.1(a) above unless the Investor pays all Registration Expenses in connection with such revoked Demand Registration within thirty (30) days of written request therefor by the Company.

(c) For any Public Offering relating to a Demand Registration, the Company shall select, with the consent of the Investor (not to be unreasonably withheld, delayed or conditioned), the lead underwriter and any additional underwriters in connection with the offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering.

(d) If a Demand Registration involves an underwritten Public Offering and the managing underwriter(s) advises the Company and the Investor that, in its view, the number of Registrable Securities requested to be included in such registration by the Investor, the Company and for the account of any other Persons exceeds the largest number of Registrable Securities that can be sold without having a material adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered in the Demand Registration by the Investor; and

(ii) second, any securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons, with such priorities among them as the Company shall determine.

(e) Upon notice to the Investor, the Company may postpone effecting a registration pursuant to this Section 6.1 on up to two (2) occasions during any three hundred and sixty-five (365) consecutive day period for a reasonable time specified in the notice but not exceeding ninety (90) days in the aggregate (which period may not be extended or renewed), if (i) the Company shall determine in good faith, based on advice from independent investment bankers, that effecting the registration would materially and adversely affect an offering of securities of the Company, the preparation of which had then been commenced, or (ii) the Company is in possession of material non-public information, the disclosure of which during the period specified in such notice the Company believes in good faith would not be in the best interests of the Company. If the Company so postpones effecting a registration, the Investor will be entitled to withdraw its registration request and, if such request is withdrawn, such registration request will not count for purposes of the limitation set forth in the proviso to Section 6.1(a).

(f) Notwithstanding any provision in this Section 6.1 or elsewhere in this Agreement, no provision relating to the registration of Registrable Securities shall be construed as permitting the Investor to effect a Transfer of securities that is otherwise prohibited by the terms of this Agreement or any other agreement between the Investor and the Company or any of its Subsidiaries.

(g) Notwithstanding the foregoing, no Demand Registration shall count as having been effected for purposes of the proviso to Section 6.1(a) (and the Company shall pay or reimburse all Registration Expenses pursuant to Section 6.5) if (i) the registration statement relating to such request is not declared effective within one hundred and eighty (180) days of the date such registration statement is first filed with the SEC and the Investor revokes such Demand Registration prior to such registration statement being declared effective, (ii) prior to the sale of at least 75% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Investor’s reasonable satisfaction within thirty (30) days of the date of such order, or (iii) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Investor).

(h) Upon written request of the Investor following the Lockup Date, the Company will use its commercially reasonable efforts to qualify for registration on and to promptly file, Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registration”), and such Short-Form Registration will be a “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Securities pursuant to Rule 415. Upon filing a Short-Form Registration, the Company will, if applicable, use its commercially reasonable efforts to: (i) cause such Short-Form Registration to be declared effective, and (ii) keep such Short-Form Registration effective with the SEC at all times and re-file such Short-Form Registration upon its expiration. The Company shall cooperate in any shelf take-down by amending or supplementing the prospectus statement related to such Short-Form Registration as may be requested by the Investor or any transferees or as otherwise required, until the Investor or any transferees who would require such registration to effect a sale of the Registrable Securities no longer hold the Registrable Securities or until the time specified in Section 6.14 hereof. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration.

Section 6.2 Piggyback Registration.

(a) If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (i) for the Company’s own account (other than a registration statement on S-4 or S-8 or shelf registration statement (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its holders of Common Stock, then the Company shall give written notice of such proposed filing to the Investor as soon as practicable (but in no event less than ten (10) days before the anticipated filing date), and such notice shall offer the Investor the opportunity to register such number of shares of Registrable Securities as the Investor may request on the same terms and conditions as the Company’s or such holder’s Common Stock. For the avoidance of doubt, any underwriters and legal counsel with respect to an offering under this Section 6.2 shall be designated by the Company. The Investor may withdraw its Registrable Securities from any registration as to which it has previously indicated its desire to participate, by delivery of a written withdrawal notice to the Company no later than five Business Days prior to the planned effective date of such registration.

(b) Notwithstanding anything contained herein, if the lead underwriter of an offering described in Section 6.2(a) advises the Company and the Investor that, in its view, the number of Registrable Securities requested to be included in such registration by the Investor, the Company and for the account of any other Persons exceeds the Maximum Offering Size, the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, securities offered by the Company for its own account; and

(ii) second, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right of registration (including securities requested to be registered by the Investor pursuant to Section 6.2(a)).

Section 6.3 Lock-Up Agreements. If any registration shall be effected in connection with a Public Offering, the Investor shall not effect any public sale or distribution, including any sale pursuant to Rule 144 of the Securities Act, of any shares of Common Stock or other security of the Company (except, if applicable, as part of such Public Offering) during the period beginning fourteen (14) days prior to the effective date of the applicable registration statement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) one hundred and eighty (180) days following the pricing of the Public Offering.

Section 6.4 Registration Procedures. In connection with any request by the Investor that Registrable Securities be registered pursuant to Section 6.1, subject to the provisions of such Section, the paragraphs below shall be applicable:

(a) The Company shall as expeditiously as reasonably practicable prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the registration of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of either (A) not less than (i) six months, (ii) if such registration statement relates to an underwritten offering, such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (iii) continuously in the case of shelf registration statements, with any shelf registration statement shall be re-filed upon its expiration (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (B) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement, and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act.

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to the Investor and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to the Investor (and its counsel) and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act, a copy of any transmittal letter or any correspondence to or received from the SEC and such other documents as the Investor (and its counsel) or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Investor. The Investor shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to the Investor and the Company shall use its commercially reasonable efforts to comply with such request, provided, however, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Investor thereof set forth in such registration statement or supplement to such prospectus, and (iii) promptly notify the Investor of any stop order issued or threatened by the SEC suspending the effectiveness of such registration statement or any state securities commission and take its commercially reasonable efforts to prevent the entry of such stop order or to obtain the withdrawal of such order if entered.

(d) To the extent any “free writing prospectus” (as defined in Rule 405 under the Securities Act) is used, the Company shall file with the SEC any free writing prospectus that is required to be filed by the Company with the SEC in accordance with the Securities Act and retain any free writing prospectus not required to be filed.

(e) The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement and keep such registration or qualification effective under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor or each underwriter, if any, reasonably (in light of such member’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition of the Registrable Securities owned by the Investor, provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.4(e), (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction.

(f) The Company shall immediately notify the Investor or each underwriter, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to the Investor or underwriter, if any, and file with the SEC any such supplement or amendment.

(g) Subject to the execution of confidentiality agreements satisfactory in form and substance to the Company in the exercise of its good faith judgment, pursuant to the reasonable request of the Investor or underwriter (if any), the Company will give to the Investor, each underwriter (if any) and their respective counsel and accountants (i) reasonable and customary access to its books and records and (ii) such opportunities to discuss the business of the Company with its directors, officers, employees, counsel and the independent public accountants who have certified its financial statements, as shall be appropriate, in the reasonable judgment of counsel to the Investor or underwriter, to enable them to exercise their due diligence responsibility, provided, that any such discussions shall be done in a manner so as to not unreasonably disrupt the operation of the business of the Company.

(h) The Company shall use its commercially reasonable efforts to furnish to the Investor and to each such underwriter, if any, a signed counterpart, addressed to such Person or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the Investor or underwriter reasonably requests.

(i) The Investor shall promptly furnish in writing to the Company such information regarding itself and the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or advisable in connection with such registration, and the Company shall include in any prospectus supplement or amendment such information as the Investor may reasonably request be included with respect to such matters.

(j) The Investor and each underwriter, if any, agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.4(f), the Investor or underwriter shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Investor’s or underwriter’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.4(f), and, if so directed by the Company, the Investor or underwriter shall deliver to the Company all copies, other than any permanent file copies then in the Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 6.4(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 6.4(f) to the date when the Company shall make available to the Investor a prospectus supplemented or amended to conform with the requirements of Section 6.4(f).

(k) The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on each securities exchange or quotation system on which similar securities of the Company are then listed or traded.

(l) Notwithstanding anything herein to the contrary, the Company shall, to the extent the underwriter(s) in any such offering of Registrable Securities determine that the failure to do so would have a material adverse effect on such offering, including the price at which such Registrable Securities can be sold, have appropriate officers of the Company (i) prepare and make presentations at “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities, and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities; provided, that, notwithstanding the foregoing, for any Demand Registration, such officers of the Company shall not be required to participate in more than two (2) consecutive days of such presentations, road shows or any other marketing or selling events, or more than ten (10) days in any 365 day period.

(m) The Company shall cooperate with the Investor to facilitate the timely delivery of Registrable Securities to be sold, which shall not bear any restrictive legends, and to enable such Registrable Securities to be issued in such denominations and registered in such names as the Investor may reasonably request at least two (2) Business Days prior to the closing of any sale of Registrable Securities.

(n) The Company shall provide a transfer agent and registrar for all of the Registrable Securities no later than the effective date of the applicable registration statement.

(o) In connection with any underwritten offering, the Company shall make such representations and warranties to the Investor and the underwriter(s), if any, with respect to the business of the Company and its Subsidiaries, and the registration statement, prospectus, and documents incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in underwritten offerings, and, if true, make customary confirmations of the same if and when requested.

(p) The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange.

(q) The Company shall timely provide to its stockholders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

Section 6.5 Payment of Registration Expenses. Other than as set forth in Section 6.1(b), the Company shall pay or promptly reimburse the Investor for all Registration Expenses in connection with any Demand Registration; provided, however, that the Investor shall be solely liable for all underwriting fees, disbursements, discounts and commissions attributable to the sale of Registrable Securities for the account of the Investor.

Section 6.6 Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act pursuant to this Article VI, the Company will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the Investor, each affiliate of the Investor and their respective directors and officers or general and limited partners or members and managing members (including any director, officer, affiliate, employee, agent and controlling Person of any of the foregoing) and each other Person, if any, who controls such seller within the meaning of the Securities Act (collectively, the “Indemnified Parties,” which definition shall, for purposes of Section 6.8, be deemed to include those Persons entitled to indemnification pursuant to Section 6.7), from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or amendment or supplement thereto under which such Registrable Securities were registered or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, any free writing prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act in respect of the Registrable Securities, or amendment or supplement thereto, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, any free writing prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act in respect of the Registrable Securities, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company with respect to such seller or any underwriter specifically for use in the preparation thereof.

Section 6.7 Indemnification by the Investor. The Investor hereby indemnifies and holds harmless, and the Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Article VI, that the Company shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold harmless, the Company and all other prospective sellers of securities, the directors of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company and all other prospective sellers of Registrable Securities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in Section 6.6 above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by and in respect of the Investor or any underwriter specifically for use in the preparation of such registration statement, prospectus, any free writing prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act in respect of the Registrable Securities, or amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, the Investor or any underwriter, or any of their respective affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such Person. In no event shall any such indemnification liability of the Investor be greater in amount than the dollar amount of the proceeds received by the Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 6.8 Conduct of Indemnification Proceedings. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article VI, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice.

In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such

Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for the Investor, its affiliates, directors and officers and any control Persons of the Investor shall be designated in writing by the Investor, and (y) in all other cases shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding, and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 6.9 Contribution. If the indemnification provided for in this Article VI from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 6.9 as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if a contribution pursuant to this Section 6.9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.10 Participation in Public Offering. The Investor may not participate in any Public Offering hereunder unless the Investor completes and executes all questionnaires,

powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the provisions of this Agreement in respect of registration rights.

Section 6.11 Cooperation by the Company. If the Investor shall transfer any Registrable Securities pursuant to Rule 144 of the Securities Act (and not in violation of this Agreement), the Company shall use its commercially reasonable efforts to cooperate with the Investor and shall provide to the Investor such information as may be required to be provided under Rule 144 of the Securities Act.

Section 6.12 Acknowledgement Regarding the Company. Other than those determinations reserved expressly to the Investor, all determinations necessary or advisable under this Article VI shall be made by the Company, the determinations of which shall be final and binding.

Section 6.13 Mergers, Recapitalizations, Exchanges or Other Transactions Affecting Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Registrable Securities and to any and all securities or shares of the Company or any successor or assign of any such Person (whether by merger, amalgamation, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of such Registrable Securities, by reason of any dividend, split, issuance, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation or otherwise.

Section 6.14 Termination of Registration Rights. The registration rights contained in this Article VI shall terminate and be of no further force and effect with respect to any Person holding Registrable Securities upon the date on which all Registrable Securities then held by such Person may be sold under Rule 144 of the Securities Act during any ninety (90) day period without restriction on volume or manner of sale.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.2 Entire Agreement. This Agreement (including the exhibits hereto), the Confidentiality Agreement, the Purchase Agreement and that certain side letter agreement, dated as of the date hereof, between the Investor and the Company relating to certain partnership opportunities, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Investor and CIC with respect to the subject matter hereof and thereof. The confidentiality provisions of the Confidentiality Agreement shall be incorporated herein by reference without regard to the term thereof and shall apply to all information provided to, or obtained by, the Investor in connection with this Agreement.

Section 7.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

If to the Company:

The AES Corporation

4300 Wilson Blvd.

Arlington, VA 22203

Attention: Brian A. Miller, Executive Vice President, General Counsel and Corporate Secretary

Facsimile: 703 528-4510

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., NW

Washington, DC 20005

Attention: Pankaj K. Sinha

Christopher J. Ulery

Facsimile: 202 393-5760

If to the Investor or CIC:

Terrific Investment Corporation

25/F New Poly Plaza

No. 1 Chaoyangmen Beidajie

Dongcheng, Beijing 100010, China

Attention: Zhou Yuan

Facsimile: +86(10) 6408 6715

and

China Investment Corporation

18/F New Poly Plaza

No. 1 Chaoyangmen Beidajie

Dongcheng, Beijing 100010, China

Attention: Zhang Hong/Xintian Hu

Facsimile: +86(10) 6408 6820

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers – West

12B Jianguomen Wai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Filip Moerman

Facsimile: +86(10) 5879 3902

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Richard S. Lincer

Paul J. Shim

Facsimile: 212 225-3999

Section 7.4 Assignment. This Agreement may not be assigned (by operation of law or otherwise) without the express written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) and any such assignment or attempted assignment without such consent shall be void.

Section 7.5 Compliance. In connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees to comply with, and conduct its business in conformity with, in all material respects all applicable Law (including applicable Law of the United States and those countries in which the Company or its Subsidiaries conduct business).

Section 7.6 Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor, or (ii) by a waiver in accordance with Section 7.7.

Section 7.7 Waiver. The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.8 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 7.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of Law.

(b) The Investor, CIC and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10 No Consequential Damages. No party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

Section 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 7.12 Nature of Agreement. With respect to the contractual liability of the Investor and CIC to perform their respective obligations under this Agreement, with respect to itself or its property, the Investor and CIC each agree that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.

Section 7.13 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 7.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 7.15 Guaranty. CIC hereby unconditionally and irrevocably guarantees the full performance by the Investor of all of its obligations under this Agreement without offset or deduction.

Section 7.16 Tax Forms. Upon execution of this Agreement (and at any other time or times prescribed by applicable law or as reasonably requested by the Company), the Investor shall deliver to the Company a properly completed and duly executed IRS Form W-8EXP (or other applicable IRS Form), together with any other information necessary in order to establish an exemption from, and/or reduction of, U.S. federal income tax withholding. Except to the extent otherwise required by applicable law, all payments to be made by the Company in respect of the Common Stock shall be made without deduction or withholding for or on account of U.S. federal income taxes. The Investor shall promptly notify the Company at any time such previously delivered IRS forms or information are no longer correct or valid.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE AES CORPORATION

By:	/s/ Paul T. Hanrahan
Name:	Paul T. Hanrahan
Title:	President and Chief Executive Officer

TERRIFIC INVESTMENT CORPORATION

By:	/s/ Gao Xiqing
Name:	Gao Xiqing
Title:	Legal Representative

Solely for purposes of Sections 7.9, 7.12 and 7.15:

CHINA INVESTMENT CORPORATION

By:	/s/ Lou Jiwei
Name:	Lou Jiwei
Title:	Chairman and CEO

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This Joinder Agreement, dated as of [            ] 20[            ], is made by [Transferee], a [            ] (“Transferee”), in favor of The AES Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Stockholder Agreement, by and between the Company and Terrific Investment Co. Ltd. (“Investor”), dated March 12, 2010 (the “Stockholder Agreement”).

WHEREAS, Investor desires to assign and transfer [            ] Shares of Common Stock of the Company currently owned by it to Transferee, and Transferee desires to accept such assignment and transfer; and

WHEREAS, Section 4.1(c)(ii) of the Stockholder Agreement provides that Investor shall not dispose of 5% or more of the shares of Common Stock to a single Person or Group, unless such Person or Persons execute a Joinder Agreement, and agree to be bound by Article III and Section 2.1 of the Stockholder Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties hereto, the parties hereto agree as follows:

Transferee hereby adopts, accepts, and agrees to be bound by Article III and Section 2.1 of the Stockholder Agreement and to perform all obligations therein imposed upon the undersigned in its capacity as a holder of the shares of Common Stock thereunder. The undersigned acknowledges receipt of copies of such Stockholder Agreement and agrees that this Joinder Agreement may be attached to master copies thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement effective as of the day and year first above written.

[TRANSFEREE]

By:
Name: [ ]
Title: [ ]

AGREED TO:

THE AES CORPORATION

By:
Name: [ ]
Title: [ ]